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                                 Exhibit 12(b)

Fifth Third Bancorp
Computations of Consolidated Ratios Of Earnings To Combined Fixed Charges and Preferred Stock Dividend Requirements
($ In Millions)

                                                                           Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------
Excluding Interest on Deposits:                              2002         2001         2000        1999        1998
---------------------------------------------------------------------------------------------------------------------
Fixed Charges:
   Interest Expense (excluding interest on deposits)      $     501          724          874         616         557
   One-Third of Rents                                            11           14           14          12           9
   Preferred Stock Dividends                                      1            1            1           1           1
                                                          -----------------------------------------------------------
     Total Fixed Charges                                        513          739          889         629         567
                                                          ===========================================================

Earnings:
   Income Before Income Taxes, Minority Interest
   & Cumulative Effect of Accounting Change                   2,432        1,653        1,680       1,455       1,231
   Fixed Charges - Excluding Preferred Stock Dividends          512          738          888         628         566
                                                          -----------------------------------------------------------
     Total Earnings                                       $   2,944        2,391        2,568       2,083       1,797
                                                          ===========================================================

Ratio of Earnings to Fixed Charges, Excluding
Interest On Deposits                                           5.74 x       3.24         2.89        3.31        3.17
                                                          ===========================================================




Including Interest on Deposits:
-------------------------------------------------------

Fixed Charges:
   Interest Expense                                       $   1,429        2,276        2,692       2,022       2,042
   One-Third of Rents                                            11           14           14          12           9
   Preferred Stock Dividends                                      1            1            1           1           1
                                                          -----------------------------------------------------------
     Total Fixed Charges                                      1,441        2,291        2,707       2,035       2,052
                                                          ===========================================================

Earnings:
   Income Before Income Taxes, Minority Interest
   & Cumulative Effect of Accounting Change                   2,432        1,653        1,680       1,455       1,231
   Fixed Charges - Excluding Preferred Stock Dividends        1,440        2,290        2,706       2,034       2,051
                                                          -----------------------------------------------------------
     Total Earnings                                       $   3,872        3,943        4,386       3,489       3,282
                                                          ===========================================================

Ratio of Earnings to Fixed Charges, Including
Interest On Deposits                                           2.69 x       1.72         1.62        1.71        1.60
                                                          ===========================================================
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